Target Corporation 2020 Long-Term Incentive Plan

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made in Minneapolis, Minnesota as of the date of grant (the “Grant Date”) set forth in the award letter (the “Award Letter”) by and between the Company and the person (the “Team Member”) identified in the Award Letter. This award (the “Award”) of Performance-Based Restricted Stock Units (“PBRSUs”), provided to you as a Service Provider, is being issued under the Target Corporation 2020 Long-Term Incentive Plan (the “Plan”), subject to the following terms and conditions.

1.Definitions. Except as otherwise provided in this Agreement, the defined terms used in this Agreement shall have the same meaning as in the Plan. The term “Committee” shall also include those persons to whom authority has been delegated under the Plan.

2.Grant of PBRSUs.

(a)Subject to the relevant terms of the Plan and this Agreement, as of the Grant Date, the Company has granted the Team Member the number of PBRSUs set forth in the Award Letter (the “Goal Payout”). The maximum number of Shares that may be earned is equal to 125% of the Goal Payout (the “Maximum Payout”). The number of Shares actually earned, if any, shall depend on the Company’s performance during the period comprised of the Company’s three consecutive fiscal years beginning with the first full fiscal year during which the Grant Date occurs (the “Performance Period”).

(b)Except as set forth in Section 6, the actual number of Shares earned will be determined by the Committee pursuant to a formula established by the Committee to measure the Company’s performance during the Performance Period (the “Payout Formula”). The determination of the actual number of Shares earned, which shall not exceed the Maximum Payout, shall occur as soon as practicable after completion of the Performance Period, but in any event not later than November 30 of the calendar year in which the Performance Period ends (the date the Committee so determines, the “Determination Date”). A description of the Payout Formula and the percentage of Shares to be earned, if any, for the various levels of performance will be communicated to the Team Member. All decisions of the Committee regarding the application of the Payout Formula and the number of Shares earned shall be final and binding on the Team Member. Except as set forth in Section 6, the Award shall be cancelled and the Team Member shall have no rights hereunder if the Determination Date does not occur.

3.Vesting Schedule. The PBRSUs shall vest on the earlier of: (a) the end of the Performance Period, in which case, the number of Shares earned shall be determined by the Committee pursuant to the Payout Formula; (b) the date that the conditions for an Accelerated Vesting Event set forth in Section 4 are satisfied, in which case, the number of Shares earned shall be determined by the Committee pursuant to the Payout Formula; or (c) as specified in Sections 5 or 6. The date of vesting is referred to as the “Vesting Date”. All such vested PBRSUs shall be paid out as provided in Section 11, in accordance with and subject to any restrictions set forth in this Agreement, the Plan or any Release Agreement that the Team Member may be required to enter pursuant to Sections 4, 5 or 6. “Release Agreement” means an agreement containing a release of claims, a covenant not to engage in competitive employment, and/or other provisions deemed appropriate by the Committee in its sole discretion.

4.Accelerated Vesting Events. Upon the occurrence of one of the following events (each, an “Accelerated Vesting Event”), the PBRSUs subject to this Agreement shall vest as provided below:

(a)Retirement. If the Retirement Conditions are satisfied the PBRSUs shall vest as of the date the last of the Retirement Conditions is satisfied and be settled in a number of Shares determined by the Committee pursuant to the Payout Formula. The “Retirement Conditions” are: (i) the Team Member attaining age 55 and completing at least 5 years of Service (which 5 years need not be continuous) on or prior to the Team Member’s voluntary termination of Service, (ii) the Company receiving a valid unrevoked Release Agreement from the Team Member, and (iii) the Team Member must have commenced discussions with the Company’s Chief Team Member Officer or most senior human resources Team Member regarding the Team Member’s consideration of termination at least six months prior to the Team Member’s voluntary termination of Service.

(b)Death. In the case of the Team Member’s death prior to the Team Member’s termination of Service, the PBRSUs shall vest as of the date of the Team Member’s death and be settled in a number of Shares determined by the Committee pursuant to the Payout Formula.

(c)Disability. In the case of the Team Member’s Disability prior to the Team Member’s termination of Service, the PBRSUs shall vest as of the date of the Team Member’s Disability and be settled in a number of Shares determined by the Committee pursuant to the Payout Formula.

5.Involuntary Service Separation. Notwithstanding any other provisions of this Agreement to the contrary and provided that the Company has received a valid unrevoked Release Agreement from the Team Member, if the Team Member’s Service is involuntarily terminated by the Company or a Subsidiary to which the Team Member is providing Service (the “Service Recipient”) prior to the end of the Performance Period other than for Cause and under circumstances not covered in Section 6 below (an “Involuntary Service Separation”), then the 50% of the outstanding unvested PBRSUs shall vest as of the date of the Team Member’s Involuntary Service Separation and such 50% of the outstanding unvested PBRSUs shall be settled in a number of Shares equal to the amount determined by the Committee
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pursuant to the Payout Formula. All remaining PBRSUs shall be cancelled and the Team Member shall have no rights to such cancelled PBRSUs.

6.Change in Control. If a Change in Control occurs prior to the Determination Date and the Award is assumed or replaced pursuant to Section 11(b)(1) of the Plan, the Award will continue to be subject to the Vesting Schedule provided in Section 3, but the total number of Shares earned under the Payout Formula shall be deemed to be equal to the Goal Payout. Notwithstanding the foregoing, if within two years after a Change in Control and prior to the end of the Performance Period, the Team Member’s Service terminates voluntarily by the Team Member for Good Reason or involuntarily without Cause, and provided that the Company has received a valid unrevoked Release Agreement from the Team Member, then the PBRSUs shall vest as of the date of the Team Member’s termination of Service and be settled in a number of Shares equal to the Goal Payout.

7.Cause. Notwithstanding any other provisions of this Agreement to the contrary, if the Committee concludes, in its sole discretion, that the Team Member’s Service was terminated in whole or in part for Cause, all of the PBRSUs subject to the Award shall terminate immediately and the Team Member shall have no rights hereunder.

8.Other Termination; Changes of Service. If the Team Member’s termination of Service occurs at any time prior to the end of the Performance Period for any reason not meeting the conditions specified in Sections 4 through 7, all of the PBRSUs subject to the Award shall terminate effective as of the date of termination of Service and the Team Member shall have no rights hereunder. Service shall not be deemed terminated in the case of (a) any approved leave of absence, or (b) transfers among the Company and any Subsidiaries in the same Service Provider capacity; however, a termination of Service shall occur if (i) the relationship the Team Member had with the Company or a Subsidiary at the Grant Date terminates, even if the Team Member continues in another Service Provider capacity with the Company or a Subsidiary, or (ii) the Team Member experiences a “separation from service” within the meaning of Code Section 409A.

9.Restrictive Covenant. By accepting the Award, the Team Member specifically agrees to the restrictive covenant contained in this Section 9 (the “Restrictive Covenant”) and the Team Member agrees that the Restrictive Covenant and the remedies described herein are reasonable and necessary to protect the legitimate interests of the Company.

(a)Non-Solicitation. The Team Member agrees that for the period beginning on the Grant Date and ending on the date that is one year following the Team Member’s termination of Service, the Team Member will not recruit for employment directly or indirectly, any employee of the Company with whom the Team Member worked, or about whom the Team Member possesses any Company personnel information.

(b)Remedies. The Team Member agrees that immediate irreparable damage will result to Company if the Team Member breaches the Restrictive Covenant set forth in this Agreement. Therefore, in the event the Team Member breaches this Agreement, whether directly or indirectly, the Team Member consents to specific enforcement of this Agreement through an injunction or restraining order. Injunctive relief shall be awarded in
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addition to any other remedies or damages available at law or in equity. The Team Member specifically agrees that the Company is entitled to the attorneys’ fees and expenses the Company incurs to enforce this Agreement, and that the Team Member is responsible for paying the Company’s costs and attorneys’ fees incurred as a result of enforcing any provisions of this Agreement.

(c)Recovery. Notwithstanding any other provisions of this Agreement to the contrary, if the Committee concludes, in its sole discretion, that the Team Member has breached the Restrictive Covenant, the Company may take one or more of the following actions with respect to the Award:

(i)immediately terminate all of the PBRSUs subject to the Award that have not previously been converted to Shares, and the Team Member shall have no rights hereunder; and

(ii)require repayment of all or any portion of the amounts realized or received by the Team Member resulting from the conversion of PBRSUs to Shares or the sale of Shares related to the Award.

10.Dividend Equivalents. The Team Member shall have the right to receive additional PBRSUs with a value equal to the regular cash dividend paid on one Share for each PBRSU earned pursuant to this Agreement prior to the conversion of PBRSUs and issuance of Shares pursuant to Section 11. The dividend equivalents will be based on the actual number of PBRSUs earned pursuant to this Agreement. The number of additional PBRSUs to be received as dividend equivalents for each PBRSU held shall be determined by dividing the cash dividend per share by the Fair Market Value of one Share on the dividend payment date; provided, however, that for purposes of avoiding the issuance of fractional PBRSUs, on each dividend payment date the additional PBRSUs issued as dividend equivalents shall be rounded up to the nearest whole number. All such additional PBRSUs received as dividend equivalents shall be subject to forfeiture in the same manner and to the same extent as the original PBRSUs granted hereby, and shall be converted into Shares on the basis and at the time set forth in Section 11 hereof.

11.Conversion of PBRSUs and Issuance of Shares.

(a)Timing. Vested PBRSUs shall be converted to Shares in accordance with the Payout Formula and shall be issued within 90 days following the Determination Date, but in any event not later than December 31 of the calendar year in which the Performance Period ends. Notwithstanding the foregoing, PBRSUs meeting the conditions specified in Section 6 involving termination of the Team Member’s Service voluntarily for Good Reason or involuntarily without Cause, shall be converted to Shares that shall be issued within 90 days following such termination.

(b)Unvested PBRSUs. All of the PBRSUs subject to the Award that are unvested as of the time the vested PBRSUs are converted and Shares are issued under this Section 11 shall terminate immediately and the Team Member shall have no rights hereunder with respect to those unvested PBRSUs.

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(c)Code Section 409A. The Committee in its sole discretion may accelerate or delay the distribution of any payment under this Agreement to the extent allowed or required under Code Section 409A. Payment of amounts under this Agreement are intended to comply with the requirements of Code Section 409A and this Agreement shall in all respects be administered and construed to give effect to such intent.

12.Taxes. The Team Member acknowledges that (a) the ultimate liability for any and all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) legally due by him or her is and remains the Team Member’s responsibility and may exceed the amount actually withheld by the Company and/or the Service Recipient and (b) the Company and/or the Service Recipient or a former Service Recipient, as applicable, (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PBRSUs, including, but not limited to, the grant, vesting and/or conversion of the PBRSUs and issuance of Shares; (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the PBRSUs to reduce or eliminate the Team Member’s liability for Tax-Related Items; (iii) may be required to withhold or account for Tax-Related Items in more than one jurisdiction if the Team Member has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event; and (iv) may refuse to deliver the Shares to the Team Member if he or she fails to comply with his or her obligations in connection with the Tax-Related Items as provided in this Section.

The Team Member authorizes and consents to the Company and/or the Service Recipient, or their respective agents, satisfying all applicable Tax-Related Items which the Company reasonably determines are legally payable by him or her by withholding from the Shares that would otherwise be delivered to the Team Member the highest number of whole Shares that the Company determines has a value less than or equal to the aggregate applicable Tax-Related Items. In lieu thereof, the Team Member may elect at the time of conversion of the PBRSUs such other then-permitted method or combination of methods established by the Company and/or the Service Recipient to satisfy the Team Member’s Tax-Related Items.

13.Limitations on Transfer. The Award shall not be sold, assigned, transferred, exchanged or encumbered by the Team Member other than pursuant to the terms of the Plan.

14.Recoupment Provision. In the event of intentional misconduct of the Team Member that causes the Company material financial or material reputational harm, or contributes to a restatement of the Company’s consolidated financial statements, the Company may take one or more of the following actions with respect to the Award, as determined by the Human Resources & Compensation Committee of the Board in its sole discretion, and the Team Member shall be bound by such determination:

(a)cancel all or a portion of the PBRSUs, whether vested or unvested, including any dividend equivalents related to the Award; and

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(b)require repayment of all or any portion of the amounts realized or received by the Team Member resulting from the conversion of PBRSUs to Shares or the sale of Shares related to the Award.

The term “restatement” shall mean the result of revising financial statements previously filed with the Securities and Exchange Commission to reflect the correction of an error. The term “intentional misconduct” shall be limited to conduct that the Human Resources & Compensation Committee or its delegate determines indicates an intentional violation of law, an intentional violation of the Company’s Code of Ethics (or any successor or replacement code of conduct for employees), or an intentional violation of a significant ethics or compliance policy of the Company, but shall not include good faith errors in judgment made by the Team Member.

The Team Member agrees that the Company may setoff any amounts it is entitled to recover under this Section against any amounts owed by the Company to the Team Member under any of the Company’s deferred compensation plans to the extent permitted under Code Section 409A. This Section 14 shall not apply, and no amounts may be recovered hereunder, following a Change in Control.

15.No Employment Rights. Nothing in this Agreement, the Plan or the Award Letter shall confer upon the Team Member any right to continued Service with the Company or any Subsidiary, as applicable, nor shall it interfere with or limit in any way any right of the Company or any Subsidiary, as applicable, to terminate the Team Member’s Service at any time with or without Cause or change the Team Member’s compensation, other benefits, job responsibilities or title provided in compliance with applicable local laws and permitted under the terms of the Team Member’s Service contract, if any.

(a)The Team Member’s rights to vest in the PBRSUs or receive Shares after termination of Service shall be determined pursuant to Sections 3 through 11. Those rights and the Team Member’s date of termination of Service will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar notice period pursuant to local law).

(b)This Agreement, the Plan and the Award Letter are separate from, and shall not form, any part of the contract of Service of the Team Member, or affect any of the rights and obligations arising from the Service relationship between the Team Member and the Company and/or the Service Recipient.

(c)No Service Provider has a right to participate in the Plan. All decisions with respect to future grants, if any, shall be at the sole discretion of the Company and/or the Service Recipient.

(d)The Team Member will have no claim or right of action in respect of any decision, omission or discretion which may operate to the disadvantage of the Team Member.

16.Nature of Grant. In accepting the grant, the Team Member acknowledges, understands, and agrees that:

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(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement, and any such modification, amendment, suspension or termination will not constitute a constructive or wrongful dismissal;

(b)the PBRSUs are extraordinary items and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits or similar payments;

(c)in no event should the PBRSUs be considered as compensation for, or relating in any way to, past services for the Company or the Service Recipient, nor are the PBRSUs or the underlying Shares intended to replace any pension rights or compensation;

(d)the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(e)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Team Member’s participation in the Plan or the PBRSUs;

(f)no claim or entitlement to compensation or damages shall arise from forfeiture of the PBRSUs resulting from termination of the Team Member’s Service (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the PBRSUs to which the Team Member is otherwise not entitled, the Team Member irrevocably (i) agrees never to institute any such claim against the Company or the Service Recipient, (ii) waives the Team Member’s ability, if any, to bring any such claim, and (iii) releases the Company and the Service Recipient from any such claim. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Team Member shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(g)this Agreement is not a condition of the Team Member’s employment or continued employment; and

(h)the Team Member is hereby advised to consult with personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the PBRSUs or the Plan.

17.Governing Law; Venue; Jurisdiction; Severability. To the extent that federal laws do not otherwise control, this Agreement, the Award Letter, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly. The exclusive forum and venue for any legal action arising out of or related to this Agreement shall be the United States District Court for the District of Minnesota, and the parties submit to

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the personal jurisdiction of that court. If neither subject matter nor diversity jurisdiction exists in the United States District Court for the District of Minnesota, then the exclusive forum and venue for any such action shall be the courts of the State of Minnesota located in Hennepin County, and the Team Member, as a condition of this Agreement, consents to the personal jurisdiction of that court. If any provision of this Agreement, the Award Letter or the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, the Award Letter or the Plan, and the Agreement, the Award Letter and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.Currencies and Dates. Unless otherwise stated, all dollars specified in this Agreement and the Award Letter shall be in U.S. dollars and all dates specified in this Agreement shall be U.S. dates.

19.Survival. The Team Member agrees that the terms of Sections 9 and 14 shall survive the Team Member’s termination of Service, the end of the Performance Period, and any conversion of the Award into Shares.

20.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Team Member’s participation in the Plan, on the PBRSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Team Member to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.Plan and Award Letter Incorporated by Reference; Electronic Delivery. The Plan, as hereafter amended from time to time, and the Award Letter shall be deemed to be incorporated into this Agreement and are integral parts hereof. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. This Agreement, the Plan and the Award Letter embody the entire agreement and understanding between the Company and the Team Member pertaining to this grant of PBRSUs and supersede all prior agreements and understandings (oral or written) between them relating to the subject matter hereof. The Company or a third party designated by the Company may deliver to the Team Member by electronic means any documents related to his or her participation in the Plan. The Team Member acknowledges receipt of a copy of the Plan and the Award Letter.

[End of Agreement]
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